Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-56282) on Form S-8, the Registration Statement (No. 333-177256) on Form S-8 and the Registration Statement (No. 333-173212) on Form S-3 of Dataram Corporation and of our report dated July 29, 2013, relating to the consolidated balance sheets of Dataram Corporation and Subsidiaries as of April 30, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2013, which report appears in the April 30, 2013 Annual Report on Form 10-K of Dataram Corporation and includes an explanatory paragraph relating to Dataram Corporation's ability to continue as a going concern.

/s/ CohnReznick LLP

Roseland, New Jersey

July 29, 2013